Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Dec. 13, 2016

MEDIA CONTACT:	INVESTOR CONTACTS:
Lance Latham, 918-573-9675	John Porter (918) 573-0797	Brett Krieg (918) 573-4614

Williams Appoints Two New Independent Directors

•	Charles “Casey” Cogut and Michael Creel to Join Williams’ Board, Effective Immediately

•	Appointments Underscore Williams’ Commitment to Independent Leadership and Increasing Stockholder Value

•	Board Now Comprises 11 Directors, 10 of Whom are Independent

TULSA, Okla. – The Williams Companies, Inc. (NYSE: WMB) (“Williams”) today announced that its Board of Directors has appointed two new highly-qualified independent directors, effective immediately: Charles “Casey” Cogut and Michael A. Creel. The two new directors will stand for election at Williams’ 2017 Annual Meeting of Stockholders, scheduled for May 18, 2017.

Mr. Cogut and Mr. Creel were identified through the Board’s previously announced search process. With these appointments, the Williams Board of Directors has completed its previously announced board refreshment plan. The Williams Board now comprises 11 directors, 10 of whom are independent and seven of whom were appointed in 2016.

Mr. Cogut, recognized as one of the leading corporate lawyers in the United States, is currently senior merger and acquisitions counsel at Simpson Thacher & Bartlett LLP, where he has practiced law for more than 40 years. Over the course of his career, Mr. Cogut has specialized in domestic, international and cross-border mergers and acquisitions; corporate governance matters; the representation of special committees of boards of directors; and buyouts and other transactions involving private equity firms.

Mr. Creel is a highly-skilled and extremely-knowledgeable industry leader, having served as chief executive officer and director of the general partner of Enterprise Products Partners L.P., a leading North American provider of midstream energy services. He is a proven executive with a deep understanding of the midstream sector.

“We are pleased that these outstanding new directors will bring their diversity of perspectives and experiences, as well as their shared commitment to strong, independent corporate leadership, to the Williams Board of Directors,” said Dr. Kathleen Cooper, chairman of the Williams Board of Directors. “Casey and Mike join a board that is committed to protecting and delivering value to Williams’ stockholders.”

“Casey and Mike bring diverse expertise to our board,” said Alan Armstrong, president and chief executive officer. “Casey is an incredibly talented adviser to boards of directors around the world, and his experience will be invaluable to Williams as we move forward. Mike has been a leader in the natural gas industry as the former CEO of Enterprise Products for many years, and Williams will benefit from his long track-record of financial discipline and shareholder value creation. I look forward to welcoming Casey and Mike as we continue to execute our strategy of capturing natural gas demand growth and driving value for our stockholders.”

Today’s appointments reflect Williams’ ongoing commitment to enhance stockholder value, extend the company’s long history of strong, independent corporate governance, and demonstrate further decisive actions to position the company for future growth.

Charles “Casey” Cogut

Mr. Cogut was a partner at Simpson Thacher & Bartlett LLP from 1980 through 2012, serving as global head of the firm’s M&A group from 1996-2011. He is a member of the Board of Directors of Air Products and Chemicals, Inc., and also a member of the Board of Trustees and the Executive Committee of Cold Spring Harbor Laboratory, a private, not-for-profit research and educational institution at the forefront of molecular biology and genetics. He graduated summa cum laude from Lehigh University and received his J.D. from the University of Pennsylvania Law School.

Michael Creel

Mr. Creel was chief executive officer and director of the general partner of Enterprise Products Partners L.P. until his retirement in 2015. He served in positions with increasing responsibility with the company since 1999. He was also group vice chairman at EPCO, Inc., and executive vice president and chief financial officer at Duncan Energy Partners L.P., a company engaged in natural gas liquids transportation, fractionation, marketing and storage, and petrochemical product transportation, gathering and marketing. He was also president and chief executive officer at the general partner of Enterprise GP Holdings L.P. and held a number of executive management positions with Shell affiliate Tejas Energy and NorAm Energy Corp. Mr. Creel will also be joining the board of Suncor Energy, effective Jan. 1, 2017. Mr. Creel is a graduate of McNeese State University in Lake Charles, Louisiana, where he earned a bachelor’s degree in accounting.

About Williams

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 60 percent of Williams Partners L.P. (NYSE: WPZ), including all of the 2 percent general-partner interest. Williams Partners is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. With major positions in top U.S. supply basins, Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

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